UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            March 11, 2019

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                         Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01               Other Events.
On March 11, 2019, Ebix, Inc. (“Ebix” ), a Delaware corporation, announced that that it has sent a letter to the Board of Yatra Online, Inc. (NASDAQ:YTRA), outlining its offer to acquire 100% of the outstanding stock of Yatra Online for $7 per share on a debt-free basis. Yatra Online, Inc is the parent company of Yatra Online Pvt. Ltd. which is based in Gurugram, India and is India's leading Corporate Travel services provider with over 800 Corporate customers and one of India's leading online travel companies and operates the website Yatra.com. Ebix’s offer is subject to due diligence and customary regulatory and other closing conditions. The Ebix offer, based on approximately 48 million Yatra Online diluted shares outstanding, represents a 84% premium to Yatra Online’s closing share price of $3.80 as of March 8, 2019. Yatra Online stock has traded between $3.70 to $8.16 in the last 12 months. Ebix would pay for Yatra Online at its discretion either in cash or by issuing freely tradeable Ebix stock.

On March 11, 2019, the Company issued a press release announcing the details of this Agreement. A copy of this press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01               Financial Statements and Exhibits.
Exhibits
99.1         Press release, dated March 11, 2019, issued by Ebix, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Sean T. Donaghy
Name:	Sean T. Donaghy
Title:	Chief Financial Officer(principal financial and accounting officer)

Dated: March 12, 2019